EXHIBIT 10.5

[WORKDAY LOGO]

September 4, 2009

Michael Stankey

Dear Mike,

Workday, Inc, (the “Company”) is pleased to offer you employment as President & Chief Operations Officer.

Your employment with the Company shall commence on October 1, 2009 with an initial starting salary at a rate of $33,280.00 per year, which shall be payable in accordance with the Company’s standard payroll procedures. On January 1, 2010 your salary will be adjusted to a rate of $275,000.00 per year, which shall also be payable in accordance with the Company’s standard payroll procedures. In addition, you will be eligible to participate in an Executive Management variable (“incentive”) compensation plan, with an annual target of $125,000.00. This target shall be pro-rated based on start date and is subject to discretion based on individual performance against mutually agreed upon objectives. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 2,700,000 shares of the Company’s Common Stock. At the conclusion of one year, the Company’s Board of Directors will consider, based on your performance and approval of the management team, granting an option to purchase an additional 675,000 (“Merit”) shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. Each stock option grant will vest in 20% of the Option shares after 12 months of continuous service from its respective vesting date, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. As a regular employee of the Company, you will also be eligible to participate in a number of Company-sponsored benefits and programs, as may be established by the Company and in effect from time to time.

Please be advised that your employment with the Company will be “at-will”, which means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Company that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by the CEO or co-CEO of the Company. In particular, this policy of at- will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

The Company has its own way of doing business, and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. The Company also understands the importance of protecting its own intellectual properly and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Company employees, you will also be required, as a condition of your continued employment with the Company to comply with the terms of the Company’s Employee Handbook as it may be updated and/or revised from time to time.

I look forward to an enjoyable business relationship. Welcome aboard!

Sincerely,

/s/Aneel Bhusri
Aneel Bhusri, co-CEO

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Michael Stankey

Dated:	September 4, 2009

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